UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report
(Date of earliest
event reported):	January 12, 2007

Whiting Petroleum Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-31899	20-0098515
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1700 Broadway, Suite 2300, Denver, Colorado 80290-2300
(Address of principal executive offices) (Zip Code)

(303) 837-1661
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

       (e)        On January 12, 2007, the Compensation Committee of the Board of Directors of Whiting Petroleum Corporation (the “Company”) approved the allocation to the Company’s executive officers under the Company’s Production Participation Plan (the “Plan”) of interests in income from oil and natural gas wells acquired or developed during 2006. The aggregate allocation of such interests to all employees of the Company for the 2006 plan year was set at 4.0%. Of this aggregate amount, the Compensation Committee awarded 7.75% to James J. Volker, 3.5% to each of James T. Brown, Michael J. Stevens and Mark R. Williams and 2.625% to Patricia J. Miller. Once allocated, such interests (not legally conveyed) are fixed and all cash payments are pursuant to the terms of the Plan. The cash payments for 2006 for these interests will be $159,632 for Mr. Volker, $72,092 for each of Messrs. Brown, Stevens and Williams and $54,069 for Ms. Miller. The cash payments to such executive officers for future years as a result of such allocations are not determinable as the annual cash distributions for such interests may increase or decrease depending upon prices realized and direct costs incurred by the Company related to oil and natural gas produced by the Company.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WHITING PETROLEUM CORPORATION
Date: January 16, 2007	By: /s/ James J. Volker
James J. Volker
Chairman, President and Chief Executive Officer